Exhibit 99.1

InterDigital Announces Strong First Quarter Financial Results; 90% Growth in Recurring Patent Licensing Revenue Drives Profitable Results

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 10, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced revenues of $33.0 million and net income of $5.8 million, or $0.10 per share (diluted), for its first quarter ended March 31, 2004. In addition, InterDigital reported its cash and short-term investment position grew to $125.4 million at March 31, 2004, up $19.4 million over year-end 2003.
    Howard Goldberg, President and Chief Executive Officer, stated, "I am very pleased with our first quarter 2004 results. It's evident that we have built a quality recurring royalty revenue stream that continues to grow. Our cash position is extremely strong, providing us significant flexibility to pursue attractive opportunities. Further, we expect to expand our licensee base throughout the remainder of 2004. We also continue to invest in the development of technology solutions that have strong intellectual property generation potential while creating product options aligned with market and customer needs."

    First Quarter Summary

    Revenues in first quarter 2004 were $33.0 million compared to $37.3 million in first quarter 2003. Recurring patent license royalties for first quarter 2004 of $32.4 million increased $15.4 million, or 90%, when compared to first quarter 2003. First quarter 2003 revenue consisted of $17.0 million of recurring patent license royalties and $20.3 million of non-recurring revenue associated with Sony Ericsson's pre-2003 handset sales. The increase in recurring royalties was primarily driven by growth in royalties from NEC Corporation of Japan (NEC), Sharp and Sony Ericsson. NEC's royalties increased $11.4 million, a portion of which related to 3G handset shipments that were delayed from calendar fourth quarter 2003 to calendar first quarter 2004.
    The Company reported net income of $5.8 million, or $0.10 per share (diluted), for first quarter 2004, compared to net income of $26.7 million, or $0.45 per share (diluted) in first quarter 2003. Results for first quarter 2003 included the benefit of $30.8 million (pre-tax) of non-recurring items related to Sony Ericsson's pre-2003 handset sales and the settlement of litigation with Ericsson. Absent these items, the Company would have reported a net loss of $3.6 million, or $0.07 per share.
    Operating expenses of $24.9 million in first quarter 2004 increased 26% over first quarter 2003 and 9% over fourth quarter 2003, in line with previous Company guidance. The increase in operating expenses over first quarter 2003 was due, in large part, to additional personnel and facilities costs related to a 2003 asset acquisition and other increases associated with annual wage inflation, patent licensing costs and public entity costs. Tax expense increased in first quarter 2004 due to a higher level of royalty revenue subject to non-U.S. withholding tax.
    Howard Goldberg added, "We continue to focus appropriate internal and external resources toward the resolution of arbitrations with Nokia and Samsung and litigation with Lucent. In the Samsung matter, the arbitration panel has been selected and we expect the parties will begin the discovery portion of the arbitration process in the near future. We remain confident in our positions in these matters."

    2004 Outlook

    Rich Fagan, Chief Financial Officer commented, "Assuming our key licensees continue to perform well, we expect recurring royalties from our existing licensees to be in the range of $27 million to $30 million per quarter over the remainder of 2004. We also expect to conclude additional patent license agreements during 2004 which should be accretive. Excluding repositioning charges and any higher-than planned patent enforcement costs, we expect that second quarter 2004 operating expenses will increase 4%-6% over first quarter 2004 levels as expenses from a recently implemented long-term incentive program are offset in part by cost savings from repositioning activities. We currently expect that our operating expenses for the third and fourth quarters of 2004 will not exceed the levels anticipated for second quarter 2004. We also continue to expect to be cash flow positive for the full year 2004."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.
    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to: (i) our ability to expand our licensee base throughout 2004; (ii) our planned investment in development of technology with strong intellectual property potential and ability to create product options;
(iii) the Nokia and Samsung arbitrations and Lucent litigation; (iv) the amount and timing of recurring royalties; (v) our ability to conclude additional patent licenses in 2004; and, (vi) our cash flow and operating expenses. Words such as "expect", "continue", "projections", "anticipate", "forward", or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in forward-looking statements due to a variety of factors in addition to those specifically identified above including, but not limited to: (i) unanticipated changes in the schedule or costs associated with the Nokia and Samsung arbitrations or Lucent litigation; (ii) delays in concluding additional license agreements; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, inaccuracy of market projections;
(iv) the market relevance of our technologies; changes in technology preferences of strategic partners or consumers; the availability or development of substitute or competitive technologies; our ability to leverage our existing and enter into additional strategic relationships, and (v) and other factors listed in the Company's most recently filed Forms 10-K and Form 10-Q We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                    For the Periods Ended March 31
             (Dollars in thousands except per share data)
                             (unaudited)


                                                 For the Three Months
                                                         Ended
                                                       March 31,
                                                 ---------------------
                                                    2004       2003
                                                 ---------- ----------

REVENUES:                                         $ 33,016   $ 37,324
                                                 ---------- ----------

OPERATING EXPENSES:

  Sales and marketing                                1,614      1,210
  General and administrative                         5,390      4,117
  Patents administration and licensing               5,000      3,139
  Development                                       12,914     11,388
                                                 ---------- ----------
                                                    24,918     19,854
                                                 ---------- ----------

  Income from operations                             8,098     17,470

OTHER INCOME                                             -     10,580
NET INTEREST INCOME                                    428        419
                                                 ---------- ----------

  Income before income taxes                         8,526     28,469

INCOME TAX PROVISION                                (2,692)    (1,742)
                                                 ---------- ----------

  Net income                                         5,834     26,727

PREFERRED STOCK DIVIDENDS                              (34)       (34)
                                                 ---------- ----------

NET INCOME APPLICABLE TO COMMON
  SHAREHOLDERS                                     $ 5,800   $ 26,693
                                                 ========== ==========

NET INCOME PER COMMON SHARE - BASIC                  $0.11      $0.49
                                                 ========== ==========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - BASIC                        55,146     54,604
                                                 ========== ==========

NET INCOME PER COMMON SHARE - DILUTED                $0.10      $0.45
                                                 ========== ==========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - DILUTED                      59,745     58,666
                                                 ========== ==========





                          SUMMARY CASH FLOW
                          -----------------
                        (Dollars in thousands)
                             (unaudited)
                                                 For the Three Months
                                                         Ended
                                                       March 31,
                                                 ---------------------
                                                    2004       2003
                                                 ---------- ----------

Net income before pref. stock dividends             $5,834    $26,727
Depreciation & amortization                          2,671      2,604
Increase in deferred revenue                        22,784     32,236
Deferred revenue recognized                        (12,709)   (10,964)
Increase in operating working capital,
 deferred charges and other                         (2,487)   (49,325)
Capital spending & patent additions                 (3,096)    (1,649)
                                                 ---------- ----------
   CASH FLOW BEFORE FINANCING
    ACTIVITIES AND ASSET ACQUISITION                12,997       (371)

Debt decrease & preferred dividends                    (50)       (47)
Net stock issued                                     6,492      7,434
                                                 ---------- ----------
   NET INCREASE IN CASH
    AND SHORT-TERM INVESTMENTS                    $ 19,439    $ 7,016
                                                 ========== ==========

Certain prior period amounts have been reclassified to conform to the 2004 presentation.




                       CONDENSED BALANCE SHEETS
                       ------------------------
                        (Dollars in thousands)
                             (unaudited)

                                                  March 31,  Dec. 31,
                                                    2004       2003
                                                 ---------- ----------
Assets
------
Cash & short-term investments                     $125,366   $105,927
Accounts receivable                                 36,342     37,839
Other current assets                                 8,025      8,628
Property & equipment (net)                          11,213     12,137
Patents (net) & other non-current assets            44,992     40,634
                                                 ---------- ----------
TOTAL ASSETS                                      $225,938   $205,165
                                                 ========== ==========

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                     $186       $193
Accounts payable & accrued liabilities              12,454     16,236
Foreign & domestic taxes payable                     2,817      1,259
Deferred revenue                                    96,668     86,595
Long-term debt & long-term liabilities               3,354      3,397
                                                 ---------- ----------
TOTAL LIABILITIES                                  115,479    107,680

SHAREHOLDERS' EQUITY                               110,459     97,485
                                                 ---------- ----------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY          $225,938   $205,165
                                                 ========== ==========

    CONTACT: InterDigital Communications Corporation
             Media: Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor: Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com